AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

This Amended and Restated Share Exchange Agreement (the “Agreement”) dated as of January 15, 2013, is made by and among InterCore Energy, Inc., a Delaware corporation (the “Corporation” or “ICOR”), SRG, Inc., a Quebec Province corporation (“SRG”), and the shareholders of SRG (each a “Shareholder” and collectively the “Shareholders”) who are the owners of 100% of the outstanding common stock of SRG as listed on Exhibit A, attached hereto.

BACKGROUND

A.          WHEREAS, SRG has the rights to acquire a promising technology entitled ADS™ (Alertness Detection Software), as well as other promising technologies and business operations;

B.           WHEREAS, SRG has a pre-arranged financing commitment of at least $2,500,000, contingent only upon SRG being a publicly-traded company;

C.          WHEREAS, ICOR’s management believes it is in the best interest of ICOR and its shareholders, based upon SRG’s presentations and representations related to its ownership rights tothe ADS Software and the Committed Financing, to acquire SRG in return for a controlling interest in ICOR;

D.          WHEREAS, the Shareholders own all of the issued and outstanding common stock of SRG as set forth in Exhibit A attached hereto; and

E.           WHEREAS, ICOR desires to exchange newly issued shares of a newly created series of convertible preferred stock, $0.0001 par value (the “Series C Preferred Stock”), for all of the issued and outstanding capital stock of SRG held by the Shareholders, thereby making SRG a wholly-owned subsidiary of ICOR; and

F.           WHEREAS, the Shareholders have agreed to transfer to ICOR, and ICOR has agreed to acquire from the Shareholders, all of the issued and outstanding capital stock of SRG, in exchange for Five Million (5,000,000) shares of ICOR's Series C Preferred Stock (the “Acquisition Consideration”), on the terms and conditions as set forth herein.

ARITCLE 1

DEFINITIONS

1.1          Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquired Companies” means, collectively, SRG and any subsidiary of SRG.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Approved Plans” means any stock option or similar plan for the benefit of employees or others which has been approved by the stockholders of ICOR.

“Closing Date” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common stock, $0.0001 par value per share, of ICOR.

“Commission” or “SEC” means the Securities and Exchange Commission of the United States of America.

“Covered Persons” means all Persons, other than ICOR, who are parties to indemnification and employment agreements with ICOR existing on or before the Closing Date.

“Damages” has the meaning set forth in Section 12.2.

“Environmental Laws” means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“GAAP” means, with respect to any Person, Accounting Principles Generally Accepted in the United States of America applied on a consistent basis with such Person's past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“ICOR Board” means the Board of Directors of ICOR.

“ICOR” means InterCore Energy, Inc.

“ICOR Shares” means shares of ICOR’s Series C Preferred Stock.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the type and nature that ICOR is required to file with the Commission.

“Material Adverse Effect” means, when used with respect to ICOR or SRG, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of ICOR or SRG, as the case may be, in each case taken as a whole or (b) materially impair the ability of ICOR or SRG, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which ICOR or SRG, as the case may be, operate.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

”Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“SEC Documents” has the meaning set forth in Section 6.26.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“SRG” means SRG, Inc.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survival Period” has the meaning set forth in Section 12.1.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which ICOR is now or was formerly a member.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

ARTICLE 2

EXCHANGE OF SHARES AND ACQUISITION CONSIDERATION

2.1         Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with any and all applicable state Laws, the Shareholder(s) will transfer, assign, convey, and set over unto ICOR, and ICOR will receive and accept from the Shareholder(s), all of the issued and outstanding shares of SRG owned by the Shareholder(s), which constitutes 100% of the ownership interest in SRG, free and clear of any Lien, in exchange for the Acquisition Consideration, as defined in Recital F. The Acquisition Consideration will automatically convert into that number of shares of common stock of ICOR that equals 80% of the then outstanding common stock of ICOR immediately after a reverse split of the outstanding common stock of ICOR, which split is expected to be effective within 60 days of the Closing. However, in the event there are additional shares of common or preferred stock, or instruments convertible into common or preferred stock, issued by ICOR post-closing and before the effectiveness of the reverse stock split, the Acquisition Consideration will be reduced from 80% upon conversion into that number of shares of common stock after accounting for dilution caused by the new issuance, pro rata with all other shareholders of ICOR.

2.2         Section 368 Reorganization. For U.S. federal income tax purposes, the exchange of SRG Shares for Shares for ICOR's Series C Preferred Stock is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

2.3         Directors and Officers of ICOR at Closing. Simultaneously with the Closing of the transactions contemplated by this Agreement, the current directors of ICOR shall appoint Claude Brun and Danielle Beauchamp as directors of ICOR, Claude Brun as the Chief Executive Officer of ICOR, and Danielle Beauchamp as the Secretary of ICOR. Immediately thereafter, Mr. James F. Groelinger will resign as ICOR’s Chief Executive Officer and Frederick Larcombe will resign as ICOR’s Secretary, with Mr. Larcombe remaining as ICOR Chief Financial Officer, and all directors of ICOR will submit their irrevocable resignation to be effective when ICOR effects a reverse split of its common stock with FINRA, which should occur approximately 60 days after Closing.

2.4         Assets and Liabilities of ICOR at Closing. Simultaneously with the Closing, ICOR will close the transaction contemplated by that certain Acquisition and Assumption Agreement by and between ICOR and HLBC Distribution Company, Inc. dated of even date hereof (the “Acquisition and Assumption Agreement”), under which certain assets of ICOR will be transferred to HLBC Distribution Company, Inc. (“HLBCDC”) in exchange for HLBCDC certain liabilities of ICOR, as set forth in the Acquisition and Assumption Agreement. As a result of the closing of the transactions contemplated by the Acquisition and Assumption Agreement, immediately after the Closing, ICOR will only have the assets and liabilities set forth in Schedules 6.17 and 6.24, respectively.

2.5         ADS Software. SRG owns an irrevocable right to acquire the ADS Software under that certain Intellectual Property Contribution and Assignment Agreement with M. Raphael Huppe. The ADS Software is ADS™ (Alertness Detection Software), a system designed around proprietary alertness detection technologies, which helps operators in modulating their work activity based on real time knowledge of their actual state of alertness (the “ADS Software”). The ADS™ methodology employs a unique approach for assessing sleepiness and low alertness levels via the observed behavior of operators in real work conditions. Pursuant to its rights under the above agreement, SRG will acquire the ADS Software as soon as practicable after Closing. SRG acknowledges that SRG’s ownership of the ADS Software, or right to ownership, is a material reason why ICOR is entering into this Agreement.

2.6         Committed Financing. SRG has an irrevocable, enforceable commitment from several private investors to invest at least $2,500,000 in ICOR immediately following the Closing, which SRG will cause ICOR to close immediately following the Closing (the “Committed Financing”). SRG acknowledges that SRG’s receipt of the Committed Financing is a material reason why ICOR is entering into this Agreement.

ARTICLE 3

CLOSING

3.1         Closing. The closing (the “Closing”) of the share exchange will occur at the Law Offices of Craig V. Butler, in Irvine California, on or before January 18, 2013 (or at such later date as all of the closing conditions set forth in Sections 9 and 10 have been satisfied or waived) (the “Closing Date”). At the Closing, the Shareholder(s) will deliver to ICOR, certificate(s) evidencing the number of Shares of Common Stock of SRG held by such Shareholder (as set forth in Exhibit A), along with executed stock powers transferring such SRG shares to ICOR, against delivery to the Shareholders by ICOR of a certificate evidencing the Acquisition Consideration of Five Million (5,000,000) shares of ICOR’s Series C Preferred Stock registered in the name of the Shareholder(s), in the amounts set forth on Exhibit A. The Closing will be coordinated with the closing of the transactions contemplated by that certain other reorganization agreements by and between ICOR and certain ICOR shareholders/noteholders and dated of even date hereof, as well as the closing of the transactions contemplated by that certain Acquisition and Assumption Agreement by and between ICOR and HLBC Distribution Company, Inc. dated of even date hereof, and it is the intent of the parties that the transactions contemplated by all three agreements close simultaneously.

3.2         ADS Software. SRG will own the ADS Software at, or immediately after, the Closing.

3.3         Committed Financing. SRG will cause ICOR to close on the Committed Financing immediately following the Closing.

3.4         Report Form 8-K Filing. Within four (4) business days of the Closing, new management of ICOR shall cause ICOR to file a Current Report on Form 8-K with the Commission reporting the acquisition of SRG by ICOR, the change in management and the Board of Directors, the Acquisition and Assumption Agreement, and all other matters required to be reported under Form 8-K.

3.5         SRG Financial Statements. Within the time prescribed in Item 9.01 of Form 8-K, SRG shall provide such financial statements for the filing of a Report on Form 8-K, as required therein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1          Each Shareholder, severally and not jointly, hereby represents and warrants to ICOR:

4.1.1           Authority. Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder's obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and as of the Closing each of the Transaction Documents to which such Shareholder is a party will have been, duly authorized, executed and delivered by such Shareholder and constitute or will constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2           No Conflict. Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organization Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.1.3           Ownership of SRG Shares. Such Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to ICOR pursuant to this Agreement, such Shareholder's shares in SRG, free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder is bound with respect to the issuance, sale, transfer, voting or registration of the SRG Shares. At the Closing, ICOR will acquire good, valid and marketable title to such Shareholder's SRG shares free and clear of any and all Liens.

4.1.4           Litigation. There is no pending Proceeding against such Shareholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5           No Brokers or Finders. Except as disclosed in Schedule 4.1.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Shareholder will indemnify and hold ICOR harmless against any liability or expense arising out of, or in connection with, any such claim.

4.2         Investment Representations. Shareholder hereby represents and warrants to ICOR as follows:

4.2.1           Acknowledgment. Shareholder understands and agrees that the ICOR Shares have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the ICOR Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.2.2           Status. By its execution of this Agreement, the Shareholder represents and warrants to ICOR that such Shareholder is a sophisticated investor, familiar with ICOR’s company and business. The Shareholder understands that ICOR Shares are being offered and sold to such Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth in this Agreement, in order that ICOR may determine the applicability and availability of the exemptions from registration of ICOR Shares on which ICOR is relying.

4.2.3           Stock Legends.

   (a)          Shareholder understands and agrees that the certificates evidencing ICOR Shares issued to Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO SRG AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)          Other Legends. The certificates representing such ICOR Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES BY SRG

SRG represents and warrants to ICOR as follows:

5.1         Organization and Qualification. SRG is duly incorporated and validly existing under the laws of Quebec Province in Canada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of SRG, or (ii) materially impair the ability of SRG and the Shareholder each to perform their material obligations under this Agreement (any of such effects or impairments, a “Material Adverse Effect”). SRG is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of those jurisdictions in which SRG presently conducts its business, owns, holds and operates its properties and assets.

5.2         Subsidiaries. Except as set forth on Schedule 5.2, SRG does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3         Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation of SRG (the “Organizational Documents”) have been delivered to ICOR prior to the execution of this Agreement and are true and complete and have not been amended or repealed. SRG is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4         Authorization and Validity of this Agreement. The execution, delivery and performance by SRG of this Agreement and the recording of the transfer of the Shares are within SRG's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board or Shareholders of SRG any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

5.5         No Violation. None of the execution, delivery or performance by SRG of this Agreement or any other agreement or instrument contemplated hereby to which SRG is a party, nor the consummation by SRG of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which SRG is a party or by which SRG is or will be bound or subject, or violate any laws.

5.6         Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by ICOR and the Shareholders, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which SRG is a party, will have been duly authorized, executed and delivered by SRG and will be the legal, valid and binding Agreement of SRG and is enforceable against SRG in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7         Capitalization and Related Matters.

5.7.1           Capitalization. The authorized capital stock of SRG consists of (a) Fifty Million (50,000,000) shares of Common Stock, of which Fifty Million (50,000,000) shares are issued and outstanding and (b) no shares of Preferred Shares. Except as set forth in Schedule 5.7.1, there are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating SRG to issue any shares of its Common Stock or any other Equity Security of SRG. All issued and outstanding shares of SRG's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2           No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of SRG to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, SRG or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.7.3           Duly Authorized. Upon delivery to ICOR of certificates representing the SRG shares in accordance with the terms of this Agreement, said shares will have been validly issued and fully paid and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens set forth on Schedule 5.7.3 or that might have been created by ICOR and restrictions on transfer imposed by this Agreement and the Securities Act.

5.8         Shareholders. Exhibit A contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding Equity Securities of SRG. Except as expressly provided in this Agreement, no Holder of Shares or any other security of SRG or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of SRG affecting the exercise of the voting rights of any such Equity Securities.

5.9         Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of SRG have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as set forth on Schedule 5.9 or would not have a Material Adverse Effect, SRG is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which SRG is a party or by which any of SRG's properties, assets or rights are bound or affected. To the knowledge of SRG, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which SRG is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. SRG is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of SRG, any event or circumstance relating to SRG that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits SRG from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10       Certain Proceedings. Except as disclosed on Schedule 5.10, There is no pending Proceeding that has been commenced against SRG and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To SRG's knowledge, no such Proceeding has been threatened.

5.11       No Brokers or Finders. Except as disclosed on Schedule 5.11, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against SRG for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and SRG will indemnify and hold ICOR harmless against any liability or expense arising out of, or in connection with, any such claim.

5.12       Title to and Condition of Properties. SRG owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of SRG as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on SRG. The material buildings, plants, machinery and equipment necessary for the conduct of the business of SRG as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.13       ADS Software. SRG owns an irrevocable right to acquire the ADS Software under that certain Intellectual Property Contribution and Assignment Agreement with M. Raphael Huppe. The ADS Software is ADS™ (Alertness Detection Software), a system designed around proprietary alertness detection technologies, which helps operators in modulating their work activity based on real time knowledge of their actual state of alertness. The ADS™ methodology employs a unique approach for assessing sleepiness and low alertness levels via the observed behavior of operators in real work conditions. The ADS Software is certified as “market ready” and has all necessary local, state and federal regulatory approvals. SRG has been in negotiations with car manufacturers regarding the ADS Software. Pursuant to its rights under the above agreement, SRG will acquire the ADS Software as soon as practicable after Closing.

5.14       Committed Financing. SRG has an irrevocable, enforceable commitment from several private investors to invest at least $2,500,000 in ICOR immediately following the Closing with SRG and will cause ICOR to close said financing immediately following the Closing.

5.15       Board Recommendation. The Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of SRG's Shareholders.

5.16       Non-Shell Status. SRG, at Closing, has sufficient operations, and will maintain sufficient operations, such that it will not be considered a “shell” company as that term is defined in Rule 144(i), meaning the company will have more than nominal non-cash assets and operations.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ICOR

ICOR represents and warrants to the Shareholders and SRG as follows:

6.1         Organization and Qualification. ICOR is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. ICOR has made all filings with the state of Delaware that might be required. ICOR is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. Schedule 6.1 sets forth a true, correct and complete list of each jurisdiction of organization and each other jurisdiction in which ICOR presently conducts its business or owns, holds and operates its properties and assets.

6.2         Subsidiaries. Except as set forth on Schedule 6.2, ICOR does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3         Organizational Documents. True, correct and complete copies of the Organizational Documents of ICOR have been delivered to SRG prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents. ICOR is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

6.4         Authorization. ICOR has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which ICOR is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which ICOR is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which ICOR is a party. The execution, delivery and performance by ICOR of this Agreement and each of the Transaction Documents to which ICOR is a party have been duly authorized by all necessary corporate action and do not require from ICOR Board or the stockholders of ICOR any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by ICOR of this Agreement and each of the Transaction Documents to which ICOR is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such customary filings with the Commission for transactions of the type contemplated by this Agreement, if required.

6.5         No Violation. Neither the execution or delivery by ICOR of this Agreement or any Transaction Document to which ICOR is a party, nor the consummation or performance by ICOR of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any ICOR Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which any ICOR Company is a party or by which the properties or assets of ICOR are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which ICOR, or any of the properties or assets owned or used by ICOR, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by ICOR or that otherwise relate to the business of, or any of the properties or assets owned or used by, ICOR, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6          Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than ICOR, this Agreement has been, and as of the Closing each of the Transaction Documents to which ICOR is a party will be, duly authorized, executed and delivered by ICOR and constitutes or will constitute, as the case may be, the legal, valid and binding obligations of ICOR, enforceable against ICOR in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7          Securities Laws. Assuming the accuracy of the representations and warranties of the Shareholders contained in Section 4, the issuance of ICOR Shares pursuant to this Agreement are and will be (a) exempt from the registration and prospectus delivery requirements of the Securities Act, and (b) accomplished in conformity with all applicable federal securities laws.

6.8          Capitalization and Related Matters.

6.8.1           Capitalization. The authorized capital stock of ICOR consists of 750,000,000 shares of Common Stock, $0.0001 par value, of which approximately 750,000,000 shares will be issued and outstanding at Closing immediately prior to the shares being issued to SRG Shareholder, and 20,000,000 shares of preferred stock, $0.0001 par value, of which none will be issued and outstanding at Closing prior to the shares being issued to SRG Shareholder. All issued and outstanding shares of ICOR's common stock and preferred stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. On the Closing Date, ICOR will have sufficient authorized and unissued ICOR preferred stock to consummate the transactions contemplated hereby, and will have created the Series C Convertible Preferred Stock with the rights and preferences as set forth on Exhibit B. Prior to Closing, ICOR will disclose on Schedule 6.8.1, any outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require ICOR to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock that exist and are outstanding as of Closing. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of ICOR. The issuance of all of the shares of ICOR's common stock described in this Section 6.8.1 have been in compliance with U.S. federal securities laws.

6.8.2           No Redemption Requirements. Except as set forth in Schedule 6.8.2 or in the SEC Documents, there are no outstanding contractual obligations (contingent or otherwise) of ICOR to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, ICOR or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3           Duly Authorized. The issuance of ICOR Shares has been duly authorized and, upon delivery to the Shareholders of certificates therefore in accordance with the terms of this Agreement, ICOR Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act or any lock-up agreements.

6.8.4           Subsidiaries. Schedule 6.8.4 sets forth a complete list of subsidiaries of ICOR, if any. And, the capitalization of each ICOR Subsidiary, if any, is as set forth on Schedule 6.8.4. The issued and outstanding shares of capital stock of each ICOR Subsidiary set forth on such schedule have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and constitute all of the issued and outstanding capital stock of such ICOR Subsidiary. The owners of the shares of each of ICOR Subsidiaries set forth on Schedule 6.8.4 own, and have good, valid and marketable title to, all shares of capital stock of such Subsidiaries. There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require any of ICOR Subsidiaries to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of any of ICOR Subsidiaries. None of the outstanding shares of capital stock of any of ICOR Subsidiaries has been issued in violation of any rights of any Person or in violation of any Law.

6.9          Compliance with Laws. Except as would not have a Material Adverse Effect, the business and operations of ICOR have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, ICOR has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting ICOR and, to the knowledge of ICOR, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, ICOR is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of ICOR, any event or circumstance relating to ICOR that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits ICOR from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10        Certain Proceedings. There is no pending Proceeding that has been commenced against ICOR and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of ICOR, no such Proceeding has been threatened.

6.11        No Brokers or Finders. Except as disclosed in Schedule 6.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against any ICOR Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and ICOR will indemnify and hold SRG harmless against any liability or expense arising out of, or in connection with, any such claim.

6.12        Absence of Undisclosed Liabilities. Prior to the Closing ICOR will set forth on Schedule 6.12, any known debt, obligation or liability that will exist as of the Closing and arising out of any transaction entered into at or prior to the Closing or any act or omission at or prior to the Closing, except to the extent set forth on or reserved against on ICOR Balance Sheet. Except as set forth on Schedule 6.12, ICOR has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since December 31, 2012. Notwithstanding the foregoing, all liabilities will be discharged prior to or at the Closing so that, at the Closing, ICOR will have no direct, contingent or other obligations of any kind or any commitment or contractual obligations of any kind and description.

6.13       [Reserved].

6.14       Material Contracts. Except to the extent already filed with the SEC Documents, (and available on its “Edgar” database) ICOR has made available to SRG, prior to the date of this Agreement, true, correct and complete copies of each written Material Contract, including each amendment, supplement and modification thereto. ICOR will make any Material Contracts entered after the date of this Agreement and prior to the Closing available to SRG prior to the Closing.

6.14.1         No Defaults. Each Material Contract is a valid and binding agreement of ICOR that is party thereto, and is in full force and effect. Except as would not have a Material Adverse Effect, ICOR is not in breach or default of any Material Contract to which it is a party and, to the knowledge of ICOR, no other party to any Material Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract or (b) permit ICOR or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. No Company has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Contract.

6.15       Employees.

6.15.1         Except as set forth on Schedule 6.15.1, ICOR has no employees, independent contractors or other Persons providing research or other services to them. Except as would not have a Material Adverse Effect, ICOR is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, occupational safety and health and plant closing. ICOR is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws for any amounts earned or accrued prior to Closing.

6.15.2         No director, officer or employee of ICOR is a party to, or is otherwise bound by, any contract (including any confidentiality, noncompetition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of ICOR or (b) the ability of ICOR to conduct its business. Except as set forth on Schedule 6.15.2, each employee of each ICOR is employed on an at-will basis and ICOR has no contract with any of its employees which would interfere with ICOR's ability to discharge its employees.

6.16       Tax Audits.

6.16.1         Tax Returns and Liabilities. ICOR has not filed any state or federal income taxes for 2010, 2011 and 2012 but has paid the State of Delaware franchise taxes for 2010 and 2011, with 2012 not being due yet. As of Closing, there shall be no taxes of any kind due, but 2012 State of Delaware will be owed in 2013. ICOR agree to assist the Shareholders with the preparation of ICOR’s tax returns by providing any information reasonably needed by the preparer of the tax returns. There are no Liens or known material liabilities with respect to Taxes on ICOR's property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to ICOR for any period (or portion of a period) that would affect any period after the date hereof. ICOR has suffered losses and no taxes are due. ICOR’s current management, James F. Groelinger and Frederick Larcombe have been classified by ICOR as independent contractors and not employees. If this categorization was challenged and Mr. Groelinger and/or Mr. Larcombe were considered employees it could result in taxes, penalties and interest being due to the IRS and the State of New Jersey. However, due to the fact Mr. Groelinger and Mr. Larcombe were only compensated nominal amounts in 2011 and nothing in 2010 or 2012, ICOR believes that were such a finding to occur the penalties and/or interest would be minimal.

6.16.2         No Adjustments, Changes. Neither ICOR or any other Person on behalf of ICOR (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3         No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of ICOR, nor is any such claim or dispute pending or contemplated. ICOR has filed all federal, state and other tax returns required to be filed by it since inception and has or will at Closing delivered to SRG true, correct and complete copies of all Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by ICOR since their inception and any and all correspondence with respect to the foregoing.

6.16.4         Not a U.S. Real Property Holding Corporation. ICOR is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.16.5         No Tax Allocation, Sharing. ICOR is not a party to any Tax allocation or sharing agreement. ICOR (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) has no liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

6.16.6         No Other Arrangements. ICOR is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. ICOR Companies are not “consenting corporations” within the meaning of Section 341(f) of the Code. ICOR Companies do not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. ICOR has no outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, ICOR has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. SRG is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17       Material Assets. The financial statements of ICOR set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by ICOR. Schedule 6.17 sets forth the material assets that will belong to ICOR post-Closing. All other assets of ICOR will be transferred out of ICOR at or prior to Closing in connection with the Assignment and Assumption Agreement.

6.18       Insurance Coverage. ICOR has made available to SRG, prior to the date of this Agreement, true, correct and complete copies of any insurance policies maintained by ICOR on its properties and assets. Except as would not have a Material Adverse Effect, all of such policies (a) taken together, provide adequate insurance coverage for the properties, assets and operations of ICOR for all risks normally insured against by a Person carrying on the same business as ICOR, and (b) are sufficient for compliance with all applicable Laws and Material Contracts. Except as would not have a Material Adverse Effect, all of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 6.18, ICOR has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to ICOR or its properties or assets under any such insurance policies, and there are no claims as to which the insurers have notified ICOR that they intend to deny liability. There is no existing default under any such insurance policies.

6.19       Litigation; Orders. Except as set forth on Schedule 6.19, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of ICOR, threatened against or affecting ICOR or any properties, assets, business or employees. To the knowledge of ICOR, there is no fact that might result in or form the basis for any such Proceeding. ICOR is not subject to any Orders.

6.20       Licenses. Except as would not have a Material Adverse Effect, each ICOR possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for ICOR to engage in its business as currently conducted and to permit ICOR to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “ICOR Permits”). ICOR has not has received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for ICOR to engage in its business as currently conducted and to permit ICOR to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, ICOR Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any ICOR Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any ICOR Permit. ICOR has not has received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any ICOR Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any ICOR Permit. All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such ICOR Permits have been duly made on a timely basis with the appropriate Persons. All ICOR Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

6.21       Interested Party Transactions. Except as disclosed in Schedule 6.21, no officer, director or stockholder of ICOR or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by ICOR, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish ICOR any goods or services; or (2) a beneficial interest in any contract or agreement to which ICOR is a party or by which it may be bound or affected. ICOR will list any related party transactions entered into after the date of this Agreement, but pre-Closing, on Schedule 6.21 prior to the Closing.

6.22       Governmental Inquiries. ICOR has provided to SRG a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by ICOR from any Governmental Authority, and the applicable ICOR’s response thereto, and each material written statement, report or other document filed by ICOR with any Governmental Authority, except for those available on the Securities and Exchange Commission EDGAR database.

6.23       Intellectual Property. Except as set forth on Schedule 6.23, ICOR does not own, use or license any Intellectual Property in its business as presently conducted, except as set forth in the SEC Documents.

6.24       Material Liabilities. The financial statements of ICOR set forth in the SEC Documents reflect the material liabilities of ICOR. Schedule 6.24 sets forth any and all liabilities of that will belong to ICOR post-Closing. All other liabilities of ICOR will be transferred out of ICOR at or prior to Closing in connection with the Assignment and Assumption Agreement.

6.25       SEC Documents; Financial Statements. ICOR has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as ICOR was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Documents”) and, while not having filed all such SEC Documents prior to the expiration of any extension(s), is nevertheless current with respect to its Exchange Act filing requirements. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. All material agreements to which ICOR is a party or to which the property or assets of ICOR are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act. The financial statements of ICOR included in the SEC Documents comply in all material respects with applicable accounting requirement and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of ICOR as at the dates thereof and the results of its operations and cash flows for the periods then ended. ICOR's Common Stock is listed on the OTC Bulletin Board, under the symbol “ICOR” and ICOR is not aware of any facts which would make ICOR's Common Stock ineligible for continued quotation on the OTC Bulletin Board.

6.26       Stock Option Plans; Employee Benefits.

6.26.1         Set forth on Schedule 6.26 is a complete list of all stock option plans providing for the grant by ICOR of stock options to directors, officers or employees. Except as disclosed on Schedule 6.27.1, all such stock option plans are Approved Plans.

6.26.2         None of ICOR Companies has any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided such ICOR Company.

6.26.3         Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of ICOR, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from ICOR, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of ICOR provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of ICOR.

6.27       Environmental and Safety Matters. Except as set forth on Schedule 6.27 and except as would not have a Material Adverse Effect:

6.27.1         Each ICOR Company has at all times been and is in compliance with all Environmental Laws applicable to such ICOR Company.

6.27.2         There are no Proceedings pending or threatened against any ICOR Company alleging the violation of any Environmental Law or Environmental Permit applicable to such ICOR Company or alleging that ICOR is a potentially responsible party for any environmental site contamination.

6.27.3         Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to any ICOR Company.

6.28       Money Laundering Laws. The operations of ICOR Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving any ICOR Company with respect to the Money Laundering Laws is pending or, to the knowledge of ICOR, threatened.

6.29       Board Recommendation. ICOR Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of ICOR's stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF SRG AND THE SHAREHOLDERS

7.1          Access and Investigation. Between the date of this Agreement and the Closing Date, SRG will, and will cause each Company Subsidiary to, (a) afford ICOR and its agents, advisors and attorneys during normal business hours, full and free access to Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish ICOR and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as ICOR may reasonably request, and (c) furnish ICOR and its agents, advisors and attorneys with such additional financial, operating, and other data and information as ICOR may reasonably request.

7.2          Operation of the Business of SRG.

7.2.1        Between the date of this Agreement and the Closing Date, SRG will, and will cause each Company Subsidiary to:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships, including, without limitation, relationships with suppliers, customers, landlords, creditors, officers, employees and agents; and

(c) otherwise report periodically to ICOR concerning the status of its business, operations, and finances.

7.3          No Transfers of Capital Stock.

7.3.1        Between the date of this Agreement and the Closing Date, the Shareholders shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of the Shares (or any interest therein) or grant any Person the option or right to acquire such Shares (or any interest therein).

7.3.2        Between the date of this Agreement and the Closing Date, SRG shall not, and shall cause each Company Subsidiary not to, assign, transfer, mortgage, pledge or otherwise dispose of any or all of the capital stock of any Acquired Company (or any interest therein) or grant any Person the option or right to acquire the capital stock of any Acquired Company (or any interest therein).

7.4          Required Filings and Approvals.

7.4.1       As promptly as practicable after the date of this Agreement, SRG will, and will cause each Company Subsidiary to, make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement, if applicable. Between the date of this Agreement and the Closing Date, SRG will, and will cause each Company Subsidiary to, (a) cooperate with ICOR with respect to all filings that ICOR elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with ICOR in obtaining any consents or approvals required to be obtained by ICOR in connection herewith.

7.5          Notification. Between the date of this Agreement and the Closing Date, SRG and the Shareholders will promptly notify ICOR in writing if SRG, the Shareholders or any Company Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of SRG or the Shareholders, as the case may be, as of the date of this Agreement, or if SRG, any Shareholder or any Company Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, SRG or the Shareholders, as the case may be, will promptly deliver to ICOR a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of ICOR set forth herein, including the right of ICOR to seek a remedy in damages for losses incurred as a result of such supplemented disclosure. During the same period, SRG and the Shareholders will, and will cause each Company Subsidiary to, promptly notify ICOR of the occurrence of any breach of any covenant of SRG or the Shareholders in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

7.6         Closing Conditions. Between the date of this Agreement and the Closing Date, each of SRG and the Shareholders will use its commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.

ARTICLE 8

COVENANTS OF ICOR

8.1          Access and Investigation. Between the date of this Agreement and the Closing Date, ICOR will, and will cause each of ICOR Subsidiaries to, (a) afford SRG and its agents, advisors and attorneys during normal business hours full and free access to each ICOR Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish SRG and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as SRG may reasonably request, and (c) furnish SRG and its agents, advisors and attorneys with such additional financial, operating, and other data and information as SRG may reasonably request.

8.2          Operation of the Business of ICOR. Between the date of this Agreement and the Closing Date, ICOR will, and will cause each of ICOR Subsidiaries to:

8.2.1       conduct its business only in the ordinary course of business, except as required to comply with the Assignment and Assumption Agreement; and

8.2.2       use its best efforts to preserve intact the current business organization and business relationships, including, without limitation, relationships with suppliers, customers, landlords, creditors, officers, employees and agents, except as required to comply with the Assignment and Assumption Agreement.

8.3          Required Filings and Approvals.

8.3.1        As promptly as practicable after the date of this Agreement, ICOR will, and will cause each of ICOR Subsidiaries to, make all filings legally required to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, ICOR will cooperate with SRG with respect to all filings that SRG is legally required to make in connection with the transactions contemplated hereby.

8.4          Notification. Between the date of this Agreement and the Closing Date, ICOR will promptly notify SRG and the Shareholders in writing if ICOR become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of ICOR, as of the date of this Agreement, or if ICOR becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, ICOR will promptly deliver to SRG and the Shareholders a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Shareholders set forth herein, including the right of the Shareholders to seek a remedy in damages for losses incurred as a result of such supplemented disclosure. During the same period, ICOR will promptly notify SRG and the Shareholders of the occurrence of any breach of any covenant of ICOR in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.

8.6          Closing Conditions. Between the date of this Agreement and the Closing Date, ICOR will use commercially reasonable efforts to cause the conditions in Section 10 to be satisfied.

8.7          Indemnification and Insurance.

8.7.1        ICOR shall to the fullest extent permitted under applicable Law or its Organizational Documents, indemnify and hold harmless, each present and former director, officer or employee of ICOR or any ICOR Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date, to the same extent as provided in ICOR's Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Closing Date. In the event of any such Proceeding (whether arising before or after the Closing Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to ICOR, (ii) after the Closing Date, ICOR shall pay the reasonable fees and expenses of such counsel, promptly after statements therefore are received, provided that the Indemnified Parties shall be required to reimburse ICOR for such payments in the circumstances and to the extent required by ICOR's Organizational Documents, any applicable contract or agreement or applicable Law, and (iii) ICOR will cooperate in the defense of any such matter; provided, however, that ICOR shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

8.7.2        This Section 8.7 shall survive the consummation of the transactions contemplated by this Agreement at the Closing Date, is intended to benefit the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of ICOR and shall be enforceable by the Indemnified Parties and the Covered Persons.

8.8          Rule 144 Reporting. With a view to making available to ICOR's stockholders the benefit of certain rules and regulations of the Commission which may permit the sale of ICOR Common Stock to the public without registration, from and after the Closing Date, ICOR and SRG agree to:

8.8.1        Make and keep public information available, as those terms are understood and defined in Rule 144;

8.8.2        Ensure ICOR does not become a “shell” company as that term is defined in Rule 144(i); and

8.8.3        File with the Commission, in a timely manner, all reports and other documents required of ICOR under the Exchange Act.

8.9          SEC Documents. From and after the Closing Date, in the event the Commission notifies ICOR of its intent to review any SEC Document filed prior to Closing or ICOR receives any oral or written comments from the Commission with respect to any SEC Document filed prior to Closing, ICOR shall promptly notify ICOR Shareholders and ICOR Shareholders shall fully cooperate with ICOR.

ARTICLE 9

CONDITIONS PRECEDENT TO ICOR'S

OBLIGATION TO CLOSE

ICOR's obligation to acquire the Shares and to take the other actions required to be taken by ICOR at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ICOR, in whole or in part):

9.1          Accuracy of Representations. The representations and warranties of SRG and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement, and shall be deemed repeated as of the Closing Date and shall then be true and correct in all material respects, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of SRG and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, and shall be deemed repeated as of the Closing Date and shall then be true and correct in all respects, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

9.2          Performance by SRG and Shareholders.

9.2.1        All of the covenants and obligations that SRG and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

9.2.2        Each document required to be delivered by SRG and the Shareholders pursuant to this Agreement at or prior to Closing must have been delivered.

9.3          No Force Majeure Event. Since December 15, 2012, there shall not have been any delay, error, failure or interruption in the conduct of the business of any Acquired Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.4          Certificate of Officer. SRG will have delivered to ICOR a certificate, dated the Closing Date, executed by an officer of SRG, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2 and 9.3.

9.5          Certificate of Shareholders. Each Shareholder will have delivered to ICOR a certificate, dated the Closing Date, executed by such Shareholder, if a natural person, or an authorized officer of the Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 9.1 and 9.2.

9.6          Consents.

9.6.1        All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by SRG and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by SRG or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on SRG or ICOR.

9.7          Documents. SRG and the Shareholders must have caused the following documents to be delivered to ICOR:

9.7.1        share certificates evidencing the number of Shares held by each Shareholder (as set forth in Exhibit A), along with executed stock powers transferring such Shares to ICOR;

9.7.2        a Secretary's Certificate of SRG, dated the Closing Date, certifying attached copies of (A) the Organizational Documents of SRG and each Company Subsidiary, (B) the resolutions of SRG Board and the Shareholders approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of SRG signing this Agreement and any other agreement or instrument contemplated hereby to which SRG is a party;

9.7.3        a certified certificate of good standing, or equivalent thereof, of SRG;

9.7.4        each of the Transaction Documents to which SRG and/or the Shareholders is a party, duly executed; and

9.7.5        such other documents as ICOR may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of SRG and the Shareholders pursuant to Section 9.1, (ii) evidencing the performance of, or compliance by SRG and the Shareholders with, any covenant or obligation required to be performed or complied with by SRG or the Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9.8          No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against ICOR, SRG or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.9          No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, SRG, or (b) is entitled to all or any portion of ICOR Shares.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SRG

AND THE SHAREHOLDERS TO THE CLOSING

The Shareholders' obligation to transfer the Shares and the obligations of SRG to take the other actions required to be taken by SRG at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by SRG and the Shareholders, in whole or in part):

10.1        Accuracy of Representations. The representations and warranties of ICOR set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement, and shall be deemed repeated as of the Closing Date and shall then be true and correct in all material respects, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of ICOR set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, and shall be deemed repeated as of the Closing Date and shall then be true and correct in all respects, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

10.2        Performance by ICOR.

10.2.1      All of the covenants and obligations that ICOR are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

10.2.2      Each document required to be delivered by ICOR pursuant to this Agreement must have been delivered.

10.3        No Force Majeure Event. Since December 15, 2012, there shall not have been any delay, error, failure or interruption in the conduct of the business of any ICOR Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

10.4        Certificate of Officer. ICOR will have delivered to SRG a certificate, dated the Closing Date, executed by an officer of ICOR, certifying the satisfaction of the conditions specified in Sections 10.1, 10.2. and 10.3.

10.5        Certificate of ICOR Shareholders. ICOR Shareholders will have delivered to SRG a certificate, dated the Closing Date, executed by such ICOR Shareholder, if a natural person or an authorized officer of ICOR Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 10.1 and 10.2.

10.6        Consents.

10.6.1      All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ICOR for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by ICOR, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on SRG or ICOR.

10.7        Documents. ICOR must have caused the following documents to be delivered to SRG and/or the Shareholders:

10.7.1      share certificates evidencing each Shareholder's pro rata share of the ICOR Series C Preferred Stock (as set forth in Exhibit A);

10.7.2      a Secretary's Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of ICOR and each ICOR Subsidiary, (B) the resolutions of ICOR Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of ICOR signing this Agreement and any other agreement or instrument contemplated hereby to which ICOR is a party;

10.7.3      a Certificate of Good Standing of ICOR;

10.7.4      each of the Transaction Documents to which ICOR is a party, duly executed; and

10.7.5      such other documents as SRG may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of ICOR pursuant to Section 10.1, (ii) evidencing the performance by ICOR of, or the compliance by ICOR with, any covenant or obligation required to be performed or complied with by ICOR, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

10.8        No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against ICOR, SRG or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

ARTICLE 11

TERMINATION

11.1        Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

11.1.1      by mutual consent of ICOR and the Shareholders (acting jointly);

11.1.2      by ICOR, if any of the conditions in Section 9 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ICOR to comply with its obligations under this Agreement) and ICOR has not waived such condition on or before the Closing Date; or (ii) by the Shareholders (acting jointly), if any of the conditions in Section 10 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Shareholder to comply with its obligations under this Agreement) and the Shareholders (acting jointly) have not waived such condition on or before the Closing Date;

11.1.3           by either ICOR or the Shareholders (acting jointly), if there shall have been entered a final, non-appealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby;

11.1.4      by ICOR, if, prior to the Closing Date, SRG or any Shareholder is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by ICOR claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1.4 shall not be available to ICOR if ICOR is in material breach of this Agreement at the time notice of termination is delivered;

11.1.5      by the Shareholders (acting jointly), if, prior to the Closing Date, ICOR is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by the Shareholders claiming such breach or, if such breach is not curable within such 10 day period, such longer period of time as is necessary to cure such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1.5 shall not be available to the Shareholders (acting jointly) if any Shareholder is in material breach of this Agreement at the time notice of termination is delivered.

11.2        Effect of Termination.

Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 5.11, 6.11, 11.2, and 13 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 12

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

12.1        Survival. All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and expire on the sixth anniversary of the Closing (the “Survival Period”). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE 13

GENERAL PROVISIONS

13.1        Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2        Public Announcements. ICOR may, but no later than three business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, SRG and ICOR shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

13.3        Confidentiality.

13.3.1      Subsequent to the date of this Agreement, ICOR, the Shareholders and SRG will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

13.3.2      In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 13.3.1, the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

13.3.3      If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

13.4        Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to ICOR:	With a copy to:
InterCore Energy, Inc.	Law Offices of Craig V. Butler
1 International Boulevard - Suite 400	9900 Research Drive
Mahwah, NJ 07495-0027	Irvine, CA 92618
Attention: James F. Groelinger, CEO	Attention: Craig V. Butler, Esq.
Telephone No.: 949-484-5667
Facsimile No.: 949-209-2545

If to SRG:	With a copy to:
SRG, Inc.
700 Russell, Laval
Quebec, Canada
Attention: M. Claude Brun

13.5        Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Bergen County, New Jersey in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having proper jurisdiction.

13.6        Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.7        Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.8        Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

13.9        Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 8.7, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

13.10      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11      Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13.12      Governing Law. This Agreement will be governed by the laws of the State of New Jersey without regard to conflicts of laws principles.

13.13      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Share Exchange Agreement as of the date first written above.

INTERCORE ENERGY, INC.
A Delaware corporation

Dated:	/s/ James F. Groelinger
By: James F. Groelinger
Its: Chief Executive Officer

SRG, INC.
A Quebec Province corporation

Dated:	/s/ Claude Brun
By: Claude Brun
Its: President

SRG SHAREHOLDERS

Dated:	/s/ Danielle Beauchamp
Danielle Beauchamp

Dated:	/s/ Claude Brun
Claude Brun

Dated:	/s/ Jean-Paul Vaillancourt
Jean-Paul Vaillancourt

Dated:	/s/ Stéphane Cholette
Stéphane Cholette

Dated:	/s/ René Dorion
René Dorion

Dated:	/s/ Christine Brun
Christine Brun

Dated:	/s/ Claude Brun
9244-7101 Québec Inc

Dated:	/s/ Claude Brun
9244-7168 Québec Inc

Dated:	/s/ Claude Brun
9244-7010 Québec Inc

Dated:	/s/ Steven Brien Feteke
Steven Brien Feteke

Dated:	/s/ Authorized Signatory
Seliztrine Corporation

Dated:	/s/ Authorized Signatory
Gestion Seliztrine

Dated:	/s/ Authorized Signatory
Jamil Investment

Dated:	/s/ Clinton Greyling
Highpoint Financial LTD

Dated:	/s/ Julien Huppe, President
Plomberie Lory Inc

Dated:	/s/ Julien Huppe
Julien Huppe

Dated:	/s/ Lorraine Huppe
Lorraine Huppe

Dated:	/s/ Marie Eve Sabo
Marie Eve Sabo

Dated:	/s/ Martin Naud
Martin Naud

EXHIBIT A

SRG SHAREHOLDERS

Name and Address of Shareholder	Number of SRG Shares	Number of Newly Issued Series C Preferred Shares

Danielle Beauchamp	1,500,000	150,000
Claude Brun	2,500,000	250,000
Jean-Paul Vaillancourt	500,000	50,000
Stéphane Cholette	1,250,000	125,000
René Dorion	5,000	500
Christine Brun	5,000	500
9244-7101 Québec Inc	5,000,000	500,000
9244-7168 Québec Inc	5,000,000	500,000
9244-7010 Québec Inc	5,000,000	500,000
Steven Brien Feteke	250,000	25,000
Seliztrine Corporation	7,000,000	700,000
Gestion Seliztrine	5,240,000	524,000
Jamil Investment	4,750,000	475,000
Highpoint Financial LTD	500,000	50,000
Plomberie Lory Inc	7,000,000	700,000
Julien Huppe	1,500,000	150,000
Lorraine Huppe	1,500,000	150,000
Marie Eve Sabo	750,000	75,000
Martin Naud	750,000	75,000

Total:		5,000,000

EXHIBIT B

SERIES C CONVERTIBLE PREFERRED STOCK CERTIFICATE OF DESIGNATION

SCHEDULES

TO

SHARE EXCHANGE AGREEMENT

All capitalized terms used but not defined herein shall have the meaning described to them in the Amended and Restated Share Exchange Agreement, dated as of January 14, 2013, by and among InterCore Energy, Inc., a Delaware corporation, the persons listed on Exhibit A thereto, and SRG, Inc., a Quebec Province company.

SCHEDULE 4.1.5

BROKERS OR FINDERS OF SRG SHAREHOLDERS

None

SCHEDULE 5.1

SRG COMPANY JURISDICTIONS

(Jurisdiction of Organization and Where Doing Business)

Quebec Province, Canada.

SCHEDULE 5.2

SRG SUBSIDIARIES

SRG has no wholly-owned subsidiaries.

SCHEDULE 5.7.1

SRG OPTIONS, WARRANTS, CONVERTIBLE INSTRUMENTS

There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating SRG to issue any shares of its Common Stock or any other Equity Security of SRG, except the following:

(1)	$1,250,000 principal amount convertible promissory note issued to Raphael Huppe for ADS license payment, with $750,000 remaining outstanding

SCHEDULE 5.7.3

LIENS/ENCUMBRANCES ON SRG SHARES

None.

SCHEDULE 5.9

SRG COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS

None.

SCHEDULE 5.10

SRG LEGAL PROCEEDINGS

None.

SCHEDULE 5.11

BROKERS OR FINDERS OF SRG

None.

SCHEDULE 6.1

ICOR JURISDICTIONS

(Where Incorporated and Doing Business)

Incorporated in the State of Delaware

Doing business in the State of New Jersey

SCHEDULE 6.2

ICOR OWNERSHIP INTERESTS

None.

SCHEDULE 6.8.1

ICOR CAPITALIZATION AND RELATED MATTERS

Prior to Closing, ICOR will disclose on Schedule 6.8.1, any outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require ICOR to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock that exist and are outstanding as of Closing.

Derivative Security	No. of Shares	Holder	Exercise Terms	Expiration Date

Warrant	50,000,000	HLBC Distribution Co.	$0.0055/share	1/31/2023
Warrant	3,255,390	Various	$0.0056/share
Warrant	9,000,000	Various	$0.2222/share
Warrant	3,150,000	Management	$0.1667/share
Warrant	1,350,000	RWIP, LLC	$0.2222/share
Warrant	7,833,332	Management	$0.1200/share
Warrant	7,833,332	Management	$0.2000/share
Warrant	7,833,335	Management	$0.3000/share
Warrant	225,000	Northstar	$0.4444/share

SCHEDULE 6.8.2

REDEMPTION REQUIREMENTS BY ICOR

None.

SCHEDULE 6.8.4

ICOR SUBSIDIARIES

None.

SCHEDULE 6.10

ICOR LEGAL PROCEEDINGS

None.

SCHEDULE 6.11

BROKERS OR FINDERS OF ICOR

None.

SCHEDULE 6.12

ABSENCE OF UNDISCLOSED LIABILITIES OF ICOR

None.

SCHEDULE 6.15.1

ICOR AGREEMENTS

None.

SCHEDULE 6.15.2

TERM EMPLOYEES

None.

SCHEDULE 6.17

ICOR MATERIAL ASSETS

None.

SCHEDULE 6.18

ICOR INSURANCE

No refusal or Notice of Cancellation

SCHEDULE 6.19

ICOR LITIGATION

None.

SCHEDULE 6.21

ICOR INTERESTED PARTY TRANSACTIONS

1.	Assignment and Assumption Agreement by and between ICOR and HLBC Distribution Company, Inc., dated January 15, 2013
2.	Asset Purchase Agreement by and between the ICOR and Rockland, LLC, dated January 15, 2013

SCHEDULE 6.23

ICOR INTELLECTUAL PROPERTY

None.

SCHEDULE 6.24

ICOR MATERIAL LIABILITIES

Accounting Managing Solutions	$15,347
ClearTrust Transfer Agency	$500
The Lebrecht Group, APLC	$18,763
Marcum, LLC	$12,000
Standard & Poors	$3,995
Vintage	$6776
Law Offices of Craig V. Butler	$8,000	*
Epec Biofuels Holdings, Inc.	$5,500	**

*Does not include $5,000 to be paid by SRG to the Law Offices of Craig V. Butler at Closing.

**Only if ICOR does not meet stock issuance deadline on conversion of Epec’s note into shares of ICOR common stock.

SCHEDULE 6.26

ICOR STOCK OPTION PLANS; EMPLOYEE BENEFITS

None.

SCHEDULE 6.27

ICOR ENVIRONMENTAL MATTERS

Not applicable

Page 63